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Exhibit 99.3

Isonics' Management Comments on Recent Market Activity

Tuesday October 19, 9:01 am ET

        GOLDEN, Colo.—(BUSINESS WIRE)—Oct. 19, 2004—Isonics Corporation (Nasdaq:ISON—News), committed to the development of next-generation technology for the homeland security and semiconductor markets, commented about recent market activity with respect to the trading of its common stock. The comments were made by James E. Alexander, Chairman and CEO for the Company.

        "Issues regarding homeland security and terrorism are a common topic in American media and the international investment community is highly sensitized to any announcement regarding products or services in the homeland security sector," said Mr. Alexander. "Notwithstanding that fact, the market's reaction over the last week to our various announcements was unanticipated. Quite simply, Isonics did not expect the significant trading activity that came in the wake of our recent announcements regarding formation of our homeland security division and the presentation of our NeutroTest(TM) prototype."

        Mr. Alexander continued, "Given this trading activity, we also believe it important to note that no officers or directors of Isonics have sold any shares, warrants or other Isonics' securities during this period. Most importantly, we look forward to the webcast presentation of the NeutroTest(TM) prototype, on Thursday, October 21, which we believe will demonstrate the potential capabilities of NeutroTest(TM).

        Mr. Alexander concluded, "Isonics stands behind the accuracy of our statements with respect to the technology. As we have noted in our various news releases, we wish to emphasize that the NeutroTest(TM) device is a prototype, and that there is no assurance that this or any other product developed by our homeland security division will achieve commercial acceptance. The homeland security market is highly competitive, with products and companies possessing far greater resources than Isonics, and which may bring competitive products to the marketplace."

Cautionary Statement

        Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's 10-KSB for the year ended April 30, 2004, and its quarterly report on Form 10-QSB for the three months ended July 31, 2004, both as filed with the Securities and Exchange Commission, which include the Company's cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company's filings with the Securities and Exchange Commission.

Contact:

  Isonics Corporation
  James Alexander, 303-279-7900
  or
  Trilogy Capital Partners, Inc.
  Paul Karon, 800-342-1467 (Investor Relations)
  paul@trilogy-capital.com

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Isonics' Management Comments on Recent Market Activity